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                                                                    EXHIBIT 99.1
                      OCULAR SCIENCES COMPLETES ACQUISITION
                       OF ESSILOR CONTACT LENS OPERATIONS

SOUTH SAN FRANCISCO, Calif.--(BUSINESS WIRE)--Feb. 12, 2001-- Ocular Sciences, Inc. (Nasdaq:OCLR - news), a leading provider of competitively priced soft contact lenses, today announced the completion of its acquisition of the contact lens business of Paris-based Essilor International (Compagnie Generale d' Optique) S.A.

Under the terms of the agreement, originally announced on December 22, 2000, Ocular Sciences agreed to purchase Essilor's contact lens operations in an all-cash transaction valued at approximately $47 million. The Essilor contact lens and contact lens solution business that Ocular is acquiring generated approximately $56 million in revenue in 2000 and the transaction is expected to be accretive to Ocular's earnings in 2001.

Ocular will provide a review of Essilor's contact lens operations and discuss the 2001 prospects for the combined company during its fourth quarter and year-end conference call and webcast on Thursday, February 15th at 8:00 a.m. Pacific. The webcast will be available on Ocular's website, www.ocularsciences.com. An archived webcast replay of the call will also be available.

The Essilor contact lens business provides Ocular Sciences with enhanced sales and distribution channels in Europe, new product lines, and additional research and development expertise. The transaction also brings to Ocular a seasoned, European management team to help oversee the new operations and to better enable a seamless integration.

John Fruth, chairman and chief executive officer of Ocular Sciences, commented, "Management at Essilor's contact lens operations is very enthusiastic about contributing to our vision of providing high-quality, competitively priced products to the contact lens market. We look forward to a mutually beneficial relationship in which our investments in their business will yield strong rewards for our combined company.

"This acquisition positions Ocular to fully capitalize on some of the fastest growing segments of the contact lens industry. First, the addition of Essilor's operations greatly expands Ocular's existing presence in Europe, where we continue to experience strong demand. Ocular will now have direct sales channels in both the U.S. and Europe, which together with Japan represent the three major geographic markets. Second, the demand for Toric lenses and disposable bifocals continues to outpace the rest of the market. Essilor's Toric and disposable bifocal lenses, combined with Ocular's new disposable Toric gives us a jump start into the specialty lens markets," Mr. Fruth concluded.

The Essilor business includes administrative and sales and distribution operations in Austria, Belgium, France, Germany, Italy, the Netherlands, Scandinavia, Switzerland, the U.K., and the United States with manufacturing operations in France, U.K. and the U.S. Essilor's product lines include Toric contact lenses for the correction of astigmatism, disposable bifocal lenses, and a contact lens solution formula offering.

Ocular Sciences, Inc. manufactures a broad line of high-quality, competitively priced soft contact lenses marketed directly to eye care practitioners. The Company's lenses are brand and product differentiated by distribution channel, and Ocular's unique lens technology makes its lenses easier to handle and more comfortable to wear than those of leading competitors.

This release contains forward-looking statements, including the statements of the Company's expectations regarding the impact of the acquisition on its 2001 earnings and the Company's intentions regarding future communications about the transactions. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are the impact of competitive products and pricing, product demand, higher than expected sales force turnover, slower than expected training periods for new sales force hires, the Company's inability to attract new senior management talent, extended manufacturing difficulties, supply interruptions, currency fluctuations, changes in the anticipated earnings of the Company and acquired contact lens operations during 2001 and other factors detailed in the Company's filings with the Securities and Exchange Commission including recent filings of Forms 10-K and 10-Q.